NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares, Inc. Announces Board Realignment

WARRENTON, Va., June 15, 2006 – Fauquier Bankshares, Inc. (NASDAQ: FBSS). The Board of Directors of Fauquier Bankshares, Inc. announced today a realignment, effective June 15, 2006.

C. Hunton Tiffany stepped down as Board Chairman, and was named Chairman of the Executive Committee. C. H. (“Buddy”) Lawrence was elected Chairman of the Board. John B. Adams, Jr., Vice Chairman, was named Chairman of the Governance Committee.

Mr. Tiffany, 67, retired from active management of the Bank in June 2004 when Randy K. Ferrell, 55, was named President and CEO.

Mr. Lawrence, 61, has been a director of the Company since 1984 and a director of the Bank since 1980, serving on a number of Board committees. He has been a consultant and an independent contractor with the Bank in the areas of business development and sales training. He formerly owned and operated Country Chevrolet, Inc. Lawrence is a business graduate of the University of North Carolina and a Vietnam Veteran.

Mr. Lawrence is an active member of the business community. His larger community involvement has included serving on the governing bodies of Fauquier Hospital, Highland School, Fauquier County Vocational Education, and United Methodist Church. He has served as President of The Fauquier County Chamber of Commerce, Rotary Club of Warrenton, Fauquier Springs Country Club, and The Fauquier Club.

Mr. Ferrell commented, “This is a positive development for our investors. How often do you execute a rotation of board positions like this and keep all of your key players on board?” Ferrell added, “Hunton has a thorough institutional knowledge of this company, the financial industry, and our community. The bank grew significantly under his leadership as Chairman. When he was elected President, assets were less than $100 million, and since have grown to just under $500 million.”

Fauquier Bankshares, Inc., and its principal subsidiary, The Fauquier Bank, had combined assets of $477.6 million at March 31, 2006. The Fauquier Bank, an independent, locally-owned, community bank offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices located throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us on the internet at www.fauquierbank.com or by calling 800-638-3798.